4: UNITED STATES SECURITIES AND EXCHANGE COMMISSION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2005

SEARS ROEBUCK ACCEPTANCE CORP. (Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-4040 (Commission File Number)	51-0080535 (IRS Employer Identification No.)

3711 Kennett Pike Greenville, Delaware (Address of principal executive offices)		19807 (Zip code)
Registrant's telephone number, including area code: (302) 434-3100
(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR     240.13e-4(c))

Section 1 -	Registrant's Business and Operations
Item 1.02	Termination of a Material Definitive Agreement

On March 24, 2005, in connection with the consummation of the mergers (the "Mergers") contemplated by the Agreement and Plan of Merger, dated as of November 16, 2004, by and among Sears Holdings Corporation, Kmart Holding Corporation ("Kmart"), Sears, Roebuck and Co. ("Sears"), Kmart Acquisition Corp. and Sears Acquisition Corp., Sears Roebuck Acceptance Corp. ("SRAC"), a subsidiary of Holdings as a result of the Mergers, terminated the Three-Year Credit Agreement (the "Old Credit Agreement") dated as of May 17, 2004, among SRAC, the banks, financial institutions and other institutional lenders parties thereto, Barclays Bank PLC, as syndication agent, Bank of America, N.A., Bank One, NA and Wachovia Bank National Association, as documentation agents, Citigroup Global Markets Inc. and Barclays Capital, the Investment Banking Division of Barclays Bank PLC, as joint lead arrangers and joint bookrunners, and Citibank, N.A., as administrative agent. The Old Credit Agreement was terminated in connection with the effectiveness of the New Credit Agreement as described in Item 8.01 below.

Prior to its termination, the Old Credit Agreement provided for a $2,000,000,000 revolving credit facility. No material early termination penalties were incurred in connection with the termination of the Old Credit Agreement, and, except as described below in this Item 1.02 and in Item 8.01, neither SRAC nor any of its affiliates has any material relationship with any of the other parties to the Old Credit Agreement other than in respect of the Old Credit Agreement.

Sears and Citibank (USA) N.A. (an affiliate of Citigroup Global Markets Inc. and Citibank, N.A.) are parties to a long-term marketing and servicing alliance under which Citibank (USA) N.A. provides credit and customer service benefits to Sears' proprietary and Gold MasterCard holders. In addition, Citibank (USA) N.A. supports Sears' current zero-percent financing program.

Deutsche Bank AG New York Branch, Morgan Stanley Bank, Lehman Brothers Bank, FSB and State Street Bank and Trust Company were Initial Lenders under the Old Credit Agreement. According to a statement on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on March 10, 2005, Deutsche Bank AG was the beneficial owner of approximately 5.4% of Sears' outstanding common stock.

Morgan Stanley, as affiliate of Morgan Stanley Bank, was retained by Sears to act as its financial advisor and to provide a fairness opinion to Sears' Board of Directors in connection with the Mergers. Sears paid Morgan Stanley a transaction fee of $25 million and reimbursement of expenses incurred in performing its services and agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents, employees and controlling persons against certain liabilities and expenses, including under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for both Sears and Kmart and have received fees for rendering those services. Specifically, during the past three years, Morgan Stanley received from Sears approximately $13.9 million in connection with its investment banking activities (exclusive of fees related to the Mergers).

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Lehman Brothers was engaged by Kmart to act as its financial advisor and to provide a fairness opinion to Kmart's Board of Directors with respect to the Mergers. As compensation for its services, Kmart paid Lehman Brothers a fee of $3,000,000 and reimbursement of expenses incurred in performing its services. In addition, Kmart agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement. Lehman Brothers in the past has rendered investment banking services to Kmart, Sears and their affiliates and received customary fees for those services.

According to a statement on Schedule 13G filed with the SEC on February 17, 2005, State Street Bank and Trust Company beneficially owned approximately 10% of Sears' outstanding common stock, including shares it held on behalf of participants in Sears' 401(k) Savings Plan. State Street Bank and Trust Company provides investment management services to the Sears Pension Plan and serves as trustee of the Sears 401(k) Savings Plan and the Sears Puerto Rico Savings Plan. Through a joint venture with Citigroup, it also provides administrative services to the Sears 401(k) Plan and the Sears Pension Plan. In 2004, Sears and those plans together paid State Street Bank and Trust Company approximately $15.7 million for those and related services.

Section 8	Other Events
Item 8.01	Other Events

As previously disclosed by SRAC in its Current Report on Form 8-K filed on February 28, 2005, SRAC is party to a five-year credit agreement (the "New Credit Agreement"), dated as of February 22, 2005, among Holdings, and SRAC and Kmart Corporation as borrowers, and the banks, financial institutions and other lenders listed on the signature pages thereof, Citicorp USA, Inc. and Bank of America, N.A. as syndication agents, Barclays Bank PLC, Lehman Commercial Paper Inc., HSBC Bank USA, Merrill Lynch Bank USA, Morgan Stanley Bank, The Royal Bank of Scotland, PLC and Wachovia Bank National Association as documentation agents, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Banc of America Securities LLC as lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent. The New Credit Agreement became effective concurrently with the consummation of the Mergers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS ROEBUCK ACCEPTANCE CORP
By:	/s/ Keith E. Trost Keith E. Trost President

Date: March 30, 2005

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